Exhibit 99.1

Energy Transfer Equity Evaluating Additional Asset Drop-downs; Re-Affirms Commitment to
Maintain/Improve Current Credit Ratings of ETE and Subsidiaries

DALLAS — July 8, 2011 — In connection with its revised offer to acquire the outstanding stock of Southern Union Company (NYSE:SUG) announced on July 5, 2011, Energy Transfer Equity L.P. (NYSE:ETE) today reaffirmed its commitment to maintaining appropriate credit metrics to support or improve the current credit ratings of ETE, SUG, and ETE’s existing subsidiaries Energy Transfer Partners, L.P. (NYSE:ETP) and Regency Energy Partners LP (NASDAQ:RGNC). In furtherance of this commitment, ETE is actively considering the potential drop-down of SUG’s gathering and processing assets known as Southern Union Gas Services (“SUGS”) to either ETP or, if ETP does not exercise its existing right of first offer on SUGS, to Regency. The cash proceeds from the SUGS drop-down would be used to repay debt at SUG and to repay ETE’s anticipated borrowings to fund the cash consideration to SUG shareholders.

The information contained in this press release is available on the ETE web site at www.energytransfer.com.

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, and RGNC. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE, ETP, and RGNC.  None of ETE, ETP, or RGNC undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of RGNC and approximately 26.3 million RGNC limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NASDAQ:RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. RGNC also owns the remaining 30 percent interest in Lone Star. RGNC’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.

Contacts
Investors
Energy Transfer Equity
Brent Ratliff
(214) 981-0700

MacKenzie Partners
Dan Burch / Lawrence Dennedy
(212) 929-5748 / (212) 929-5239

Media
Brunswick Group
Steve Lipin / Mark Palmer
(212) 333-3810 / (214) 459-8181 & (713) 408-7788

Vicki Granado
Granado Communications Group
(214) 599-8785